Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Jani Bergan

(415) 829-4101	(415) 946-1064

MEDIVATION ANNOUNCES TREATMENT OF FIRST PATIENT IN PHASE 2

TRIAL OF DIMEBON™ IN HUNTINGTON’S DISEASE

—Enrollment expanded by 20 percent to 90 patients—

SAN FRANCISCO (July 30, 2007) – Medivation, Inc. (NASDAQ: MDVN) today announced treatment of the first patient in its Phase 2 trial of Dimebon™ to treat Huntington’s disease. Medivation has expanded patient enrollment in the trial by 20 percent – to 90 patients – in order to enhance the ability to detect differences between Dimebon and placebo.

“We are pleased that the results from the Phase 1 portion of our Huntington’s disease study allow us to move forward to the preliminary efficacy phase,” said David Hung, M.D., president and chief executive officer of Medivation. “Given the robust efficacy and safety results Dimebon achieved in our recently completed Alzheimer’s disease trial, we are excited about Dimebon’s potential to benefit Huntington’s disease patients.”

Medivation is conducting the Huntington’s disease trial in collaboration with the Huntington Study Group (HSG), a network of more than 250 experienced clinical trial investigators, coordinators and consultants from more than 60 academic and research institutions throughout the United States, Canada, Europe and Australia. The Phase 2 portion will be conducted at approximately 17 HSG sites in the United States and Europe and is being led by principal investigator Karl Kieburtz, M.D., M.P.H., professor of neurology at the University of Rochester and director of the HSG Clinical Trials Coordination Center.

The Phase 2 study is a randomized, placebo-controlled, double-blinded evaluation of the safety and preliminary efficacy of Dimebon in 90 Huntington’s disease patients after three-months of dosing. The primary efficacy endpoint of the Phase 2 portion is the Unified Huntington’s Disease Rating Scale (UHDRS). Medivation expects to report study data in the first half of 2008.

About Huntington’s Disease

Huntington’s disease is a progressive, neurodegenerative disease that affects 30,000 patients in the U.S., with another 150,000 at risk. It is caused by the death of specific brain cells and is characterized by the gradual development of involuntary muscle movements, progressive deterioration of cognitive processes and memory (dementia), and severe behavioral disturbances. There are no drugs approved by the FDA to treat this uniformly fatal genetic disorder.

About Dimebon

Dimebon is an orally-available small molecule that has been shown to prevent the death of brain cells in preclinical models of Alzheimer’s disease and Huntington’s disease, making it a novel potential treatment for these and other neurodegenerative diseases. Based on the clinical and preclinical data generated to date, Medivation believes that Dimebon operates by a novel mechanism of action and may exert a neuroprotective effect in multiple areas of the central nervous system. Dimebon appears to block a new target that involves mitochondrial pores, which are thought to play a role in the cell death that is associated with neurodegenerative diseases and the aging process.

In a randomized, double-blinded, placebo-controlled trial of 183 patients with mild to moderate Alzheimer’s disease, Dimebon-treated patients were significantly improved over placebo on all five clinical endpoints at 6 months, including cognition and memory, activities of daily living, overall function, and behavior. Recently-announced results from patients continuing this study showed that Dimebon sustained significant improvement over placebo on every endpoint through one year of treatment. Dimebon was well tolerated throughout the entire one-year period.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase, and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, including statements regarding the anticipated timing of clinical and regulatory milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

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